FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  October 10, 1996.



                          HIGH PLAINS CORPORATION

          (Exact name of registrant as specified in its charter)


Kansas                                                       #1-8680
(State or other jurisdiction of                     (Commission File
incorporation)                                                Number)



200 W. Douglas                                           #48-0901658
Suite #820                                             (IRS Employer
Wichita, Kansas 67202                             Identification No.)
(Address of prinicipal
exeuctive offices)


                             (316)269-4310
                    (Registrant's telephone number)

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FOR IMMEDIATE RELEASE


Contact : Raymond G. Friend
          High Plains Corporation

            HIGH PLAINS CORPORATION REPORTS EARNINGS INCREASE FROM
                  PREVIOUSLY ANNOUNCED RECORD FOURTH QUARTER
                       AND RECORD FISCAL YEAR RESULTS


Wichita, Ks, October 10, 1996 -- (NASDAQ:HIPC) High Plains Corporation today announced upward adjustments to previously announced record net income and earnings per share for their fourth quarter and year end results. Restated results are record net income of $11,821,077 or $.74 earnings per share on record sales and revenues of $87,925,409 for the fiscal year ended June 30, 1996. This compares to net income of $6,072,407 or $.39 earnings per share on sales and revenues of $52,769,014 for the prior year. This represents a 95 percent increase in net income and a 67 percent increase in sales and revenues over the prior year.

For the fiscal fourth quarter ended June 30, 1996, the Company restated previously announced record results to record net income of $8,590,360 or $.54 per share on sales and revenues of $21,870,226. This compares to net income of $108,363 or $.01 per share on sales and revenues of $17,959,003 for the fiscal fourth quarter last year. Included in sales and revenues for the quarter ended and the year ended June 30, 1996 is net revenue from the sale of grain contracts totalling $14,005,313.

"We are restating our fourth quarter and year end results in order to reflect a decrease in accrued Federal income tax," said Stanley E. Larson, the Company's Chief Executive Officer. "We are also pleased to announce that our Colwich, Kansas plant is operating at full production, and with good margins, and that operations at our York, Nebraska plant are expected to begin today. We have bought grain for as low as $2.49 per bushel in Colwich and expect prices to go lower both there and in York as the harvest gets into full swing," Larson added.


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                                Fiscal Quarter              Fiscal Year
                                Ended June 30,             Ended June 30,
                             1996           1995         1996         1995
                         -----------   -----------   -----------   -----------
Sales and Revenues       $21,870,226   $17,959,003   $87,925,409   $52,769,014

Net Income               $ 8,590,360   $   108,363   $11,821,077   $ 6,072,407

Net Earnings per Share   $       .54   $       .01   $       .74   $       .39

Weighted Average
  Shares Outstanding      15,882,079    15,704,782    15,927,954    15,672,096



Based in Wichita, Kansas, High Plains Corporation is the largest publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   October 10, 1996              HIGH PLAINS CORPORATION


                                     Raymond G. Friend
                                     -------------------------
                                     Executive Vice President
                                     - Chief Financial Officer